FOR IMMEDIATE RELEASE

August 23, 2007

Gemini Explorations Inc. Executes Definitive Agreement to Acquire the Los Chorros Gold Mine

Los Chorros Gold Mine: a Producing Gold Project in Antioquia, Colombia

Gemini Explorations Inc. ("Gemini") (OTCBB: GXPI) is pleased to announce that it has executed the definitive agreement to acquire the Los Chorros Gold Mine, a producing gold property in the El Bagre-Zargoza mining district, department of Antioquia, Colombia. Gemini has acquired an 80 percent majority controlling interest in the property for the sum of U$100,000 and the issuance of 2,500,000 restricted shares of GXPI. The cash portion will be paid in three separate payments of which U$10,000 is to be provided within 10 days of the Effective Date, U$40,000 is to be provided within 60 days of the Effective Date and the balance of U$50,000 is to be provided within 90 days of the Effective Date. The 2,500,000 restricted shares will be issued within the first 60-day period. Gemini has first right of refusal to acquire the remaining 20 % interest in the mine within 18 months of the Effective Date.

The Los Chorros Mine is currently being mined with extremely antiquated equipment and this report further solidifies Gemini's belief that the project could be turned into a highly efficient producing gold project with low capital costs. Current mining operations at Los Chorros recover a low percentage of the available gold and precious metals present on the property. Gemini's plans are to build a modern processing facility at Los Chorros with far greater recovery rates of the gold and other precious metals present. Gemini is working closely with RMS-Ross Corporation, a designer, manufacturer and distributor of an extensive range of quality mining machinery to design a modern, highly efficient processing and gold recovery system for Los Chorros. The plant would initially run at 30 to 50 tonnes/day with production doubling every 90 days during the first year. MPGS geologist Juan Restrepo reported that 50 tonnes per day production yielding an average grade of 12 grams per tonne Au (gold) would produce U$3,125,000 per year and a 100 tonne per day production rate would produce over U$6,250,000 of net cash flow after all costs.

MPGS estimate that production in the second year could increase to a 300 tonnes per day yielding U$18,750,000 net cash flow to the company. These estimates are based on U$650 per ounce gold with U$200 per ounce operating and production costs netting U$450 per ounce to Gemini.

The principal exposed vein in the Los Chorros working tunnels measures up to 2 meters thick and dips down at 45 degrees. Visible sulphides and massive sulphides are exposed and run from 2% up to 70%. Visible gold is present and samples assayed along a 30

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meter section of the principal vein exposed between 2 faults returned values between 15 grams/tonne Au and 250 grams/tonne Au. The Los Chorros Mine presents an excellent opportunity for Gemini to take advantage of the near record high gold bullion prices and provides an internal source of cash flow to fund its ongoing development and exploitation of its wholly owned La Planada Gold Project, a potential multi million ounce gold deposit in southern Colombia.

Historically one of the largest gold producing countries in the world, Colombia's vast mineral potential has remained virtually unexplored using modern exploration and mining techniques.

The Department (Province/State) of Antioquia alone produces 1,000,000 ounces of gold per year currently, and most of it is produced from antiquated production equipment and many operations are by pick and shovel. Driven by a new era of political and economic stability and an investment-friendly mining code, Colombia has emerged as one of the resource sector's most attractive new mining frontiers.

Notice Regarding Forward Looking Statements

This news release contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the expectation of the gold production of the property to be acquired, the low capital costs to upgrade the Los Chorros operating plant, the assumed production and net cash flow and the multi million ounce potential of the La Planada Gold project.Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with mineral exploration. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-KSB for the 2005 fiscal year, our quarterly reports on Form 10-QSB and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Michael Hill

President

Gemini Explorations, Inc.

8th Floor, 5201 Blue Lagoon Drive

Miami, Florida 33126

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www.geminiexploration.com

email: info@geminiexploration.com

IR info: 1 877 700 1644

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